November 2013
Filed pursuant to Rule 433 dated November 18, 2013 relating to Preliminary Pricing Supplement No. 1,160 dated November 18, 2013 to Registration Statement No. 333-178081
STRUCTURED INVESTMENTS
Opportunities in Commodities
Enhanced Trigger Jump Securities due May    , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil
Principal at Risk Securities
The Enhanced Trigger Jump Securities, which we refer to as the securities, will pay an amount in cash at maturity that may be greater than or less than the stated principal amount depending on the performance of the underlying commodity on the valuation date. If the commodity percent change, as measured on the valuation date, is greater than the downside threshold value of -20%, you will receive, in addition to the principal, a return based on the greater of the commodity percent change and the specified fixed percentage. However, if the commodity percent change, as measured on the valuation date, is less than or equal to the downside threshold value, the payment at maturity will be solely based on the commodity percent change, and, therefore, you will be fully exposed to the negative performance of the underlying commodity over the term of the securities and you will lose a significant portion or all of your investment. In no event will the payment at maturity exceed the specified maximum payment at maturity. The securities are for investors who seek a West Texas Intermediate light sweet crude oil-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the commodity percent change is greater than the specified downside threshold value. The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero.  Accordingly, you could lose your entire initial investment in the securities.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	November , 2013
Original issue date:	December , 2013 (3 business days after the pricing date)
Maturity date:	May , 2016
Underlying commodity:	West Texas Intermediate light sweet crude oil (“WTI crude oil”)
Payment at maturity:
$1,000  +  return amount, subject to the maximum payment at maturity. This payment may be greater than or less than the stated principal amount. There is no minimum payment at maturity. Accordingly, you could lose your entire initial investment in the securities.

Maximum payment at maturity:	$1,300 per security (130% of the stated principal amount)
Return amount:
If the commodity percent change is greater than the downside threshold value, the return amount will be an amount in cash equal to:
$1,000  x  [the greater of (i) the commodity percent change and (ii) the fixed percentage]
If the commodity percent change is less than or equal to the downside threshold value, the return amount will be an amount in cash equal to:
$1,000  x  the commodity percent change
In this case, the return amount will be negative and your payment at maturity per security will be an amount less than or equal to 80% of the stated principal amount and could be zero.

Fixed percentage:	12.1%
Downside threshold value:	-20%
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Final commodity price:	The commodity price on the valuation date
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the official settlement price per barrel of WTI crude oil on the New York Mercantile Exchange (the “NYMEX”) Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date

Valuation date:	May , 2016, subject to adjustment for non-trading days and certain market disruption events.
CUSIP / ISIN :	61762GAQ7 / US61762GAQ73
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $944.40 per security, or within $20.00 of that estimate. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$22.50	$977.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each security they sell. See “Supplemental information concerning plan of distribution; conflicts of interest” on page 9. For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 7.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 1,160 dated November 18, 2013
Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Enchanced Trigger Jump Securities due May , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Principal at Risk Securities

Investment Overview

Enhanced Trigger Jump Securities

Principal at Risk Securities

The Enchanced Trigger Jump Securities due May    , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil (the “securities”) can be used:

▪	To gain exposure to the performance of West Texas Intermediate light sweet crude oil and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss and potentially outperform the underlying commodity for a certain range of performance due to the fixed percentage return if the commodity percent change is greater than -20%, which we refer to as the downside threshold value

The securities are exposed to the performance (whether negative or positive) of West Texas Intermediate light sweet crude oil, but have a fixed percentage return payable at maturity if the commodity percent change is greater than the downside threshold value. However, in no event will the payment at maturity be greater than the maximum payment at maturity. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 2.5 years
Maximum payment at maturity:	$1,300 per security (130% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None
Payment scenario 1:
If the commodity percent change, as measured on the valuation date, is greater than the downside threshold value, you will receive a full return of principal at maturity plus a return based on the greater of (i) the commodity percent change and (ii) the fixed percentage of 12.1%, subject to the maximum payment at maturity.

Payment scenario 2:
If the commodity percent change, as measured on the valuation date, is less than or equal to the downside threshold value, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the commodity percent change, which will be negative. The payment you receive will be significantly less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $944.40, or within $20.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate

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Enchanced Trigger Jump Securities due May , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Principal at Risk Securities

related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the maximum payment at maturity, the fixed percentage and the downside threshold value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Enchanced Trigger Jump Securities due May , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Principal at Risk Securities

Underlying Commodity Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the notes is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date.

Underlying commodity information as of November 13, 2013
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
WTI crude oil (in U.S. dollars)	CL1	$93.88	$85.38	$110.53 (on 9/8/2013)	$85.38 (on 11/13/2012)

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the NYMEX Division.

Daily Closing Prices of West Texas Intermediate Light Sweet Crude Oil January 1, 2008 to November 13, 2013

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Enchanced Trigger Jump Securities due May , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Principal at Risk Securities

Key Investment Rationale

This 2.5-year investment offers a potential return at maturity based on full participation in the positive performance of West Texas Intermediate light sweet crude oil, subject to the maximum payment at maturity of $1,300 per security (130% of the stated principal amount), and protection from loss so long as the commodity percent change, as measured on the valuation date, is greater than -20%, which we refer to as the downside threshold value. However, if the commodity percent change reaches the downside threshold value on the valuation date, the securities will be exposed on a 1 to 1 basis to the negative performance of West Texas Intermediate light sweet crude oil.

Best Case Scenario
The commodity percent change, as measured on the valuation date, is greater than the downside threshold value and, at maturity, the securities redeem for the maximum payment at maturity of $1,300 per security (130% of the stated principal amount).

Downside Scenario
The commodity percent change, as measured on the valuation date,  is less than or equal to the downside threshold value, the securities redeem for less than the stated principal amount by an amount proportionate to the negative performance of the underlying commodity. This amount will be significantly less than the $1,000 stated principal amount and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Summary of Selected Key Risks (see page 14)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will lose the benefit of the fixed percentage return if the downside threshold value is reached on the valuation date.

▪	Your participation in any appreciation of the underlying commodity is limited by the maximum payment at maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The amount payable on the securities is not linked to the value of the underlying commodity at any time other than the valuation date.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪
Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseen ways.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

▪	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity.

▪	Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Enchanced Trigger Jump Securities due May , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Principal at Risk Securities

Fact Sheet

The securities offered are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than or less than the stated principal amount based on whether the commodity percent change, as measured on the valuation date, is less than or equal to the downside threshold value. In no event will the payment at maturity be greater than the maximum payment at maturity. The securities are unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2013	December , 2013 (3 business days after the pricing date)	May , 2016 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Underlying commodity:	West Texas Intermediate light sweet crude oil
Payment at maturity:
$1,000 + return amount, which may be greater than or less than the stated principal amount. In no event will the payment at maturity exceed the maximum payment at maturity. There is no minimum payment at maturity on the securities.

Maximum payment at maturity:	$1,300 per security (130% of the stated principal amount)
Return amount:
If the commodity percent change is greater than the downside threshold value, the return amount will be an amount in cash equal to:
$1,000 x [the greater of (x) the commodity percent change and (y) the fixed percentage]
If the commodity percent change is less than or equal to the downside threshold value, the return amount will be an amount in cash equal to:
$1,000 x the commodity percent change
In this case, the return amount will be negative and your payment at maturity per security will be an amount less than or equal to 80% of the stated principal amount and could be zero.

Fixed percentage:	12.1%
Downside threshold value:	-20%
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Relevant exchange:	The London Bullion Market Association (the “LBMA”)
Final commodity price:	The commodity price on the valuation date
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the official settlement price per barrel of WTI crude oil on the New York Mercantile Exchange (the “NYMEX”) Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date

Valuation date:	May , 2016, subject to adjustment for non-trading days and certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 15.

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Enchanced Trigger Jump Securities due May , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Principal at Risk Securities

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61762GAQ7
ISIN:	US61762GAQ73
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon

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Enchanced Trigger Jump Securities due May , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Principal at Risk Securities

Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial commodity price, and, as a result, could increase the level at which the commodity price must be on the valuation date so that you do not suffer a loss on your initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the valuation date. We cannot give any assurance that our hedging activities will not affect the commodity price and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan

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Enchanced Trigger Jump Securities due May , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Principal at Risk Securities

assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:	The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co.

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Enchanced Trigger Jump Securities due May , 2016 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Principal at Risk Securities

International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each security they sell. MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Overview” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Payments on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Downside threshold value:	-20%
Fixed percentage:	12.1%
Maximum payment at maturity:	$1,300 per security

Payoff Diagram for the Securities

How it works

¡
Upside Scenario. If the commodity percent change, as measured on the valuation date, is greater than the downside threshold value, an investor would receive a full return of principal at maturity plus a return based on the greater of (i) the commodity percent change and (ii) the fixed percentage of 12.1%, subject to the maximum payment at maturity. Under the terms of the securities, an investor would receive a payment at maturity of $1,121 per security if the final commodity price has increased by no more than 12.1% from the initial commodity price, and would receive $1,000 plus an amount that represents a 1 to 1 participation in the appreciation of the underlying commodity, subject to the maximum payment at maturity of $1,300 per security, if the final commodity price has increased from the initial commodity price by more than 12.1%.

¡
Downside Scenario. If the commodity percent change, as measured on the valuation date, is less than the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final commodity price from the initial commodity price. In this scenario, the investor would lose a significant portion or all of the amount invested in the securities. For example, if the final commodity price declines by 40% from the initial commodity price, the payment at maturity would be $600 per security (60% of the stated principal amount).

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Hypothetical Examples

The examples below illustrate how the payment at maturity on the securities is calculated and are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial commodity price:	$100
Downside threshold value:	-20%
Fixed percentage:	12.1%
Maximum payment at maturity:	$1,300 per security

EXAMPLE 1: The final commodity price is above the downside threshold value and has increased from the initial commodity price by 60%. Your return is greater than the fixed percentage-based return, and you will participate in the appreciation of the underlying commodity. However, because the commodity percent change is greater than 30%, the payment at maturity is limited by the maximum payment at maturity.
Hypothetical final commodity price	=	$160
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($160 – $100) / $100
	=	60%
Return amount	=	stated principal amount x [the greater of (i) commodity percent change and (ii) fixed percentage]
	=	$1,000 x 60%
	=	$600
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,300
Payment at maturity = $1,300

In this example, because the payment at maturity is subject to the maximum payment at maturity, the investor receives only $1,300 per security at maturity.

EXAMPLE 2: The final commodity price is above the downside threshold value and has increased from the initial commodity price by 25%. Your return is greater than the fixed percentage-based return, and you will fully participate in the appreciation of the underlying commodity.
Hypothetical final commodity price	=	$125
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($125 – $100) / $100
	=	25%
Return amount	=	stated principal amount x [the greater of (i) commodity percent change and (ii) fixed percentage]
	=	$1,000 x 25%
	=	$250
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,250

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Payment at maturity = $1,250

EXAMPLE 3: The final commodity price has declined from the initial commodity price by 10% but is greater than the downside threshold value. You receive the fixed percentage-based return.
Hypothetical final commodity price	=	$90
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($90 – $100) / $100
	=	–10%
Return amount	=	stated principal amount x [the greater of (i) commodity percent change and (ii) fixed percentage]
	=	$1,000 x 12.1%
	=	$121
Payment at maturity	=	stated principal amount + return amount
	=	$1,121
Payment at maturity = $1,121

EXAMPLE 4: The final commodity price has declined from the initial commodity price by 60% and is below the downside threshold value. You are fully exposed to the decline in the final commodity price from the initial commodity price.
Hypothetical final commodity price	=	$40
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($40 – $100) / $100
	=	–60%
Return amount	=	stated principal amount x commodity percent change
	=	$1,000 x (–60%)
	=	–$600
Payment at maturity	=
stated principal amount  +  return amount, which means that the payment at maturity is an amount significantly less than the stated principal amount, because the return amount is necessarily negative by a significant amount.

	=	$1,000 + (–$600)
	=	$400
Payment at maturity = $400

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold a payment equal to the sum of the stated principal amount and a return amount, subject to the maximum payment at maturity of $1,300 (130% of the stated principal amount). The payment at maturity may be greater than or less than the stated principal amount.

If the commodity percent change, as measured on the valuation date, is greater than the downside threshold value of

-20%, the return amount will be positive and will equal:

$1,000 × [the greater of (x) commodity percent change and (y) fixed percentage]

where,

If the commodity percent change, as measured on the valuation date, is less than or equal to the downside threshold value, the return amount will equal:

$1,000    x     commodity percent change

If the commodity percent change is negative, the return amount will be negative and the payment at maturity will be significantly less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement. You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

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The securities do not pay interest or guarantee return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the securities at maturity and do not pay you interest on the securities. If the commodity percent change is less than or equal to the downside threshold value, the payment at maturity on each security will be significantly less than the stated principal amount of the securities and could be zero. Consequently, the entire principal amount of your investment is at risk.

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You will lose the benefit of the fixed percentage return if the downside threshold value is reached on the valuation date.  If the commodity percent change, as measured on the valuation date, is less than or equal to the downside threshold value, the payment at maturity will solely depend on the commodity percent change and you will lose the benefit of the minimum return based on the fixed percentage. As a result, you will be exposed on a 1 to 1 basis to the negative performance of the underlying commodity over the term of the securities and you will lose a significant portion or all of your investment in the securities.

▪
Your participation in any appreciation of the underlying commodity is limited by the maximum payment at maturity. The positive return investors may realize on the securities is limited by the maximum payment at maturity of $1,300 per security, or 130% of the stated principal amount, regardless of any greater appreciation in the value of the underlying commodity over the term of the securities. Because the payment at maturity will be limited to 130% of the stated principal amount for the securities, any increase in the price of the underlying commodity beyond 130% of the initial commodity price will not increase the return on the securities.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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The amount payable on the securities is not linked to the value of the underlying commodity at any time other than the valuation date. The final commodity price will be based on the commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying commodity appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying commodity prior to such drop. Although the actual price of the underlying commodity on the maturity date or at other times during the term of the securities may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

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The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market, including:

•	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;
•	whether or not the commodity percent change is less than or equal to the downside threshold value;

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•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;
•	interest and yield rates in the market;
•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

•	the time remaining until the maturity of the securities; and
•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if the commodity percent change has reached the downside threshold value or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices. The commodity percent change, as measured on the valuation date, may be less than or equal to the downside threshold value such that you will be exposed on a 1 to 1 basis to the negative performance of the underlying commodity and, as a result, you will lose a significant portion or all of your investment at maturity. There can be no assurance that the commodity percent change will be greater than the downside threshold value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of West Texas Intermediate light sweet crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of West Texas Intermediate light sweet crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of West Texas Intermediate light sweet crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 20.

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Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseen ways. Investments, such as the securities, linked to the price of a single commodity such as WTI crude oil are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally. See “Underlying Commodity Overview” on page 4.

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An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price

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of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

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Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity. The initial commodity price and final commodity price that are used to determine the payment at maturity on the securities are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the pricing date and valuation date, respectively, and will not therefore reflect the spot price of WTI crude oil on such dates. The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in backwardation on the pricing date or in contango on the valuation date, the amount payable at maturity on the securities will be less than if the initial WTI crude oil price or final WTI crude oil price, respectively, was determined with reference to the spot price.

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Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities. The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contract is listed on the NYMEX. NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price. The current maximum daily price fluctuation for futures contracts of WTI crude oil is $10 per barrel for any particular month of delivery. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $10 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session. Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of WTI crude oil futures contracts and, therefore, the value of the securities.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities..  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general

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broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the level at which the commodity price must be on the valuation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the final commodity price and whether the commodity percent change is less than or equal to the downside threshold value, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

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The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSCG will determine the initial commodity price, the commodity percent change and whether the commodity percent change was less than or equal to the downside threshold value on the valuation date or whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity. In addition, MS & Co. has determined the estimated value of the securities on the pricing date. See the section of the accompanying preliminary pricing supplement called “Description of Securities—Market Disruption Event.”

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The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible

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treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the commodity percent change is equal to or less than the downside threshold value, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Historical Information

The following table sets forth the published high and low fixing prices, as well as end-of-quarter fixing prices, for the underlying commodity for each quarter in the period from January 1, 2008 through November 13, 2013. The commodity price on November 13, 2013 was $93.88. We obtained the information in the table from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity should not be taken as an indication of its future performance.

West Texas Intermediate Light Sweet Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2008
First Quarter	110.33	86.99	101.58
Second Quarter	140.21	100.98	140.00
Third Quarter	145.29	91.15	100.64
Fourth Quarter	98.53	33.87	44.60
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter	74.37	59.52	70.61
Fourth Quarter	81.37	69.51	79.36
2010
First Quarter	83.76	71.19	83.76
Second Quarter	86.84	68.01	75.63
Third Quarter	82.55	71.63	79.97
Fourth Quarter	91.51	79.49	91.38
2011
First Quarter	106.72	84.32	106.72
Second Quarter	113.93	90.61	95.42
Third Quarter	99.87	79.20	79.20
Fourth Quarter	102.59	75.67	98.83
2012
First Quarter	109.77	96.36	103.02
Second Quarter	106.16	77.69	84.96
Third Quarter	99.00	83.75	92.19
Fourth Quarter	92.48	84.44	91.82
2013
First Quarter	97.94	90.12	97.23
Second Quarter	98.44	86.68	96.56
Third Quarter	110.53	97.99	102.33
Fourth Quarter (through November 13, 2013)	104.10	93.04	93.88

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